Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

CryoLife	The Ruth Group
D. Ashley Lee	Nick Laudico / Zack Kubow
Executive Vice President, Chief Financial Officer and Chief Operating Officer	646-536-7030 / 7020 nlaudico@theruthgroup.com
Phone: 770-419-3355	zkubow@theruthgroup.com

CryoLife Reports Fourth Quarter and Full Year 2016 Financial Results

Provides 2017 Financial Guidance

Fourth Quarter Highlights:

•	Revenues Increased 13 Percent Year-over-Year to $45.0 Million; Non-GAAP Revenues Decreased Two Percent Year-over-Year
•	Gross Margins Increased to 69 Percent; Non-GAAP Gross Margins Increased to 71 Percent
•	GAAP Net Income was $2.9 Million, or $0.09 Per Fully Diluted Common Share; Non-GAAP Net Income was $4.1 Million, or $0.12 Per Fully Diluted Common Share

ATLANTA, GA – (February 15,  2017) – CryoLife, Inc. (NYSE: CRY),  a leading medical device and tissue processing company focused on cardiac surgery, announced today its results for the fourth quarter and full year of 2016.

Pat Mackin, Chairman, President, and Chief Executive Officer, said, “We continued to make meaningful progress on all of our key strategic initiatives in the fourth quarter.  Although our top line was slightly below our upwardly revised guidance, we are confident it was not due to competitive pressures or a  decline in demand for our products as our business momentum remains strong.  Furthermore, we exceeded our net income guidance and posted a  69 percent gross margin in the quarter.”

Mr. Mackin added, “2016 was a transformational and highly successful year for CryoLife.  We effectively repositioned our product portfolio through the acquisition of On-X and divestiture of non-core technologies, which allowed us to combine three sales forces into a single U.S. cardiac surgery team and expand our direct presence in international markets.    We were able to expand our margins substantially over the course of the year and added to a highly experienced management team.  We expect our focused portfolio of industry leading technologies, combined with our active business development efforts, to positively impact our results in the future.”

Revenues for the fourth quarter of 2016 increased 13 percent to $45.0 million, compared to $39.8 million for the fourth quarter of 2015.  The increase was primarily driven by the acquisition of On-X Life Technologies (On-X) in January 2016, partially offset by a decrease in HeRO Graft and TMR revenues.  Non-GAAP revenues for the fourth quarter of 2016 decreased two percent compared to the fourth quarter of 2015.  A reconciliation of GAAP financial metrics to non-GAAP financial metrics is included as part of this press release.

Revenues for the full year of 2016 increased 24 percent to $180.4 million, compared to $145.9 million for the full year of 2015.  The increase was primarily driven by the acquisition of On-X, along with revenue increases in BioGlue, and cardiac and vascular tissues, partially offset by decreases in HeRO Graft and TMR revenues.  Non-GAAP revenues for the full year of 2016 increased five percent compared to the full year of 2015.

GAAP net income for the fourth quarter of 2016 was $2.9 million, or $0.09 per basic and fully diluted common share, compared to net income of $2.6 million, or $0.09 per basic and fully diluted common share, for the fourth quarter of 2015.  Non-GAAP net income for the fourth quarter of 2016 was $4.1 million, or $0.12 per fully diluted common share, compared to non-GAAP net income of $3.9 million, or $0.13 per fully diluted common share for the fourth quarter of 2015.

GAAP net income for the full year of 2016 was $10.8 million, or $0.33 per basic and $0.32 per fully diluted common share, compared to net income of $4.0 million, or $0.14 per basic and fully diluted common share, for the full year of 2015.  Non-GAAP net income for the full year of 2016 was $16.0 million, or $0.48 per fully diluted common share, compared to non-GAAP net income of $8.7 million, or $0.30 per fully diluted common share for the full year of 2015.

The Company’s 2017 financial guidance is summarized below.

2017 Financial Guidance Summary
Total revenues	$188 million - $192 million
Product revenues	Year-over-year mid-single digits % non-GAAP revenue increase
Tissue processing revenues	Year-over-year mid-single digits % revenue increase
Gross margins	Between 68% - 69%
R&D expenses	$17.0 million - $19.0 million
Income tax rate	Low to Mid 30%
Non-GAAP income per common share	$0.40 - $0.43

All numbers in the table above are GAAP except where expressly referenced as non-GAAP.  The Company does not provide GAAP income per common share on a forward-looking basis because the Company is unable to predict with reasonable certainty business development and acquisition-related expenses, purchase accounting fair value adjustments, and any unusual gains and losses without unreasonable effort.  These items are uncertain, depend on various factors, and could be material to results computed in accordance with GAAP.

The Company’s financial guidance for the full year of 2017 is subject to the risks identified below.

Non-GAAP Financial Measures

This press release contains non-GAAP financial measures.  Investors should consider this non-GAAP information in addition to, and not as a substitute for, financial measures prepared in accordance with U.S. GAAP.  In addition, this non-GAAP financial information may not be the same as similar measures presented by other companies.  The Company’s non-GAAP revenues include (as applicable) On-X revenues for the period in 2016 prior to the closing of the acquisition and On-X revenues for the comparable periods of 2015 and excludes revenues for the HeRO Graft and ProCol product lines for 2016 and 2015.  The Company’s other non-GAAP results exclude (as applicable) business development expenses; gain on sale of business components; amortization expenses; acquisition inventory basis step-up expense; severance expenses associated with certain employee departures; the gain on sale of Medafor investment; the write-off of PerClot Topical inventory; and intangible impairment.  The Company believes that these non-GAAP presentations provide useful information to investors regarding unusual non-operating transactions and the operating expense structure of the Company’s existing and recently acquired operations, without regard to its on-going efforts to acquire additional complementary products and businesses and the transaction and integration expenses incurred in connection with recently acquired and divested product lines.  The Company believes it is useful to exclude certain expenses because such amounts in any specific period may not directly correlate to the underlying performance of its business operations and can vary significantly between periods as a result of factors such as new acquisitions, non-cash expense related to amortization of previously acquired tangible and intangible assets, or unusual compensation expenses.  The Company does, however, expect to incur similar types of expenses in the future, and this non-GAAP financial information should not be viewed as a statement or indication that these types of expenses will not recur.

Webcast and Conference Call Information

The Company will hold a teleconference call and live webcast tomorrow at 8:00 a.m. Eastern Time to discuss the results followed by a question and answer session hosted by Mr. Mackin.

To listen to the live teleconference, please dial 201-689-8261 a few minutes prior to 8:00 a.m.  A replay of the teleconference will be available February 16 through February  22 and can be accessed by calling (toll free) 877-660-6853 or 201-612-7415.  The conference number for the replay is 13655099.

The live webcast and replay can be accessed by going to the Investor Relations section of the CryoLife website at www.cryolife.com and selecting the heading Webcasts & Presentations.

About CryoLife, Inc.

Headquartered in suburban Atlanta, Georgia, CryoLife is a leader in the manufacturing, processing, and distribution of medical devices and implantable tissues used in cardiac surgical procedures.  CryoLife markets and sells products in more than 80 countries worldwide.  For additional information about CryoLife, visit our website, www.cryolife.com.

Statements made in this press release that look forward in time or that express management's beliefs, expectations, or hopes are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements reflect the views of management at the time such statements are made.  These statements include those regarding our financial guidance for 2017, and the impact of our focused portfolio of industry leading technologies and business development efforts on our 2017 results and beyond.   These forward-looking statements are subject to a number of risks, uncertainties, estimates, and assumptions that may cause actual results to differ materially from current expectations.  These risks and uncertainties include that the expected benefits of a larger sales force or our market opportunities due to our focus on the cardiac surgery market may be incorrect or may not be achieved; and our business development efforts may not be successful.  These risks and uncertainties include the risk factors detailed in our Securities and Exchange Commission filings, including our Form 10-K for the year ended December 31, 2015, and our subsequent filings with the SEC. CryoLife does not undertake to update its forward-looking statements.

CRYOLIFE, INC. AND SUBSIDIARIES

Financial Highlights

(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
Revenues:
Products	$28,925	$23,913	$113,992	$83,081
Preservation services	16,104	15,925	66,388	62,817
Total revenues	45,029	39,838	180,380	145,898

Cost of products and preservation services:
Products	6,734	5,108	28,033	18,663
Preservation services	7,100	8,214	33,448	36,516
Total cost of products and
preservation services	13,834	13,322	61,481	55,179

Gross margin	31,195	26,516	118,899	90,719

Operating expenses:
General, administrative, and marketing	22,246	19,139	91,548	74,929
Research and development	3,844	2,540	13,446	10,436
Total operating expenses	26,090	21,679	104,994	85,365
Gain from sale of business components	--	--	(7,915)	--
Operating income	5,105	4,837	21,820	5,354

Interest expense	787	(44)	3,043	(62)
Interest income	(24)	(16)	(72)	(45)
Gain on sale of Medafor investment	--	--	--	(891)
Other expense, net	583	280	437	484

Income before income taxes	3,759	4,617	18,412	5,868
Income tax expense	862	1,981	7,634	1,863

Net income	$2,897	$2,636	$10,778	$4,005

Income per common share:
Basic	$0.09	$0.09	$0.33	$0.14
Diluted	$0.09	$0.09	$0.32	$0.14

Dividends declared per common share	$--	$0.0300	$--	$0.1200

Weighted-average common shares outstanding:
Basic	32,223	27,914	31,855	27,744
Diluted	33,443	28,687	32,822	28,542

CRYOLIFE, INC. AND SUBSIDIARIES

Financial Highlights

(In thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
Products:
BioGlue and BioFoam On-X	$15,9829,073	$16,488 --	$63,46134,232	$59,332 --
CardioGenesis cardiac laser therapy	2,367	3,487	7,864	9,419
PerClot	1,038	1,096	4,021	4,083
PhotoFix	465	437	1,871	1,396
HeRO Graft	--	2,008	2,325	7,546
ProCol	--	397	218	1,305
Total products	28,925	23,913	113,992	83,081

Preservation services:
Cardiac tissue	7,442	6.970	29,697	28,059
Vascular tissue	8,662	8,955	36,691	34,758
Total preservation services	16,104	15,925	66,388	62,817

Total revenues	$45,029	$39,838	$180,380	$145,898

Revenues:
U.S.	$32,885	$30,797	$131,727	$114,978
International	12,144	9,041	48,653	30,920
Total revenues	$45,029	$39,838	$180,380	$145,898

	December 31,	December 31,
	2016	2015

Cash, cash equivalents, and restricted cash and securities	$57,341	$43,418
Total current assets	147,233	109,663
Total assets	316,140	181,179
Total current liabilities	30,102	19,605
Total liabilities	107,157	25,928
Shareholders’ equity	208,983	155,251

CRYOLIFE, INC. AND SUBSIDIARIES

Reconciliation of GAAP to Non-GAAP

Net Income and Diluted Income per Common Share

(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
GAAP:
Income before income taxes	$3,759	$4,617	$18,412	$5,868
Income tax expense	862	1,981	7,634	1,863
Net income	$2,897	$2,636	$10,778	$4,005

Diluted income per common share:	$0.09	$0.09	$0.32	$0.14

Diluted weighted-average common
shares outstanding:	33,443	28,687	32,822	28,542

Reconciliation of income before income
taxes, GAAP to net income, non-GAAP:

Income before income taxes, GAAP	$3,759	$4,617	$18,412	$5,868
Adjustments:
Business development expenses	832	1,126	7,880	3,006
Gain on sale of business components	--	--	(7,915)	--
Amortization expense	1,153	615	4,426	2,135
Acquisition inventory basis step-up expense	822	--	3,039	--
Severance expenses	--	--	--	2,965
Gain on sale of Medafor investment	--	--	--	(891)
Write-off of PerClot Topical inventory	--	--	--	498
Intangible impairment	--	--	--	457
Income before income taxes, non-GAAP	6,566	6,358	25,842	14,038

Income tax expense calculated at 38% normalized
tax rate	2,495	2,416	9,820	5,334
Net income, non-GAAP	$4,071	$3,942	$16,022	$8,704

Reconciliation of diluted income per
common share, GAAP to diluted income per
common share, non-GAAP:

Diluted income per common share, GAAP:	$0.09	$0.09	$0.32	$0.14
Adjustments:
Business development expenses	0.02	0.04	0.24	0.10
Gain on sale of business components	--	--	(0.24)	--
Amortization expense	0.03	0.02	0.13	0.07
Acquisition inventory basis step-up expense	0.02	--	0.09	--
Severance expenses	--	--	--	0.10
Gain on sale of Medafor investment	--	--	--	(0.03)
Write-off of PerClot Topical inventory	--	--	--	0.02
Intangible impairment	--	--	--	0.02
Tax effect of non-GAAP adjustments	(0.02)	(0.02)	(0.08)	(0.11)
Effect of 38% normalized tax rate	(0.02)	--	0.02	(0.01)
Diluted income per common share,
non-GAAP:	$0.12	$0.13	$0.48	$0.30

Diluted weighted-average common
shares outstanding:	33,443	28,687	32,822	28,542

CRYOLIFE, INC. AND SUBSIDIARIES

Reconciliation of GAAP to Non-GAAP

Revenues; Gross Margin; General, Administrative, and Marketing

(In thousands, except per share data)

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2016	2015	Growth Rate	2016	2015	Growth Rate
Reconciliation of total revenues, GAAP
to total revenues, non-GAAP:
Total revenues, GAAP	$45,029	$39,838	13%	$180,380	$145,898	24%
Plus: On-X pre acquisition revenues	--	8,285		1,627	33,368
Less: HeRO revenues	--	(2,008)		(2,325)	(7,546)
Less: ProCol revenues	--	(397)		(218)	(1,305)
Total revenues, non-GAAP	$45,029	$45,718	(2%)	$179,464	$170,415	5%

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2016	2015		2016	2015
Reconciliation of gross margin %,
GAAP to gross margin %,
non-GAAP:
Total revenues, GAAP	$45,029	$39,838		$180,380	$145,898
Gross margin, GAAP	$31,195	$26,516		$118,899	$90,719
Gross margin %, GAAP	69%	67%		66%	62%

Gross margin, GAAP	$31,195	$26,516		$118,899	$90,719
Plus: Acquisition inventory basis step-
up expense	822	--		3,039	--
Gross margin, non-GAAP	$32,017	$26,516		$121,938	$90,719
Gross margin %, non-GAAP	71%	67%		68%	62%

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2016	2015		2016	2015
Reconciliation of general,
administrative, and marketing,
expense, GAAP to general,
administrative, and marketing,
expense, non-GAAP
General, administrative, and marketing
expense, GAAP	$22,246	$19,139		$91,548	$74,929
Less: Business development
expenses	(832)	(1,126)		(7,880)	(3,006)
General, administrative, and
marketing expense,
non-GAAP	$21,414	$18,013		$83,668	$71,923